   As filed with the Securities and Exchange Commission on December 3, 2001.
                                                     Registration No. 333-64298

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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                --------------

                        POST-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                      ON
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                              ADOLOR CORPORATION
            (Exact name of Registrant as specified in its charter)

            Delaware                              7841                            31-1429198
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)            Identification No.)

                                --------------

                            620 Pennsylvania Drive
                           Exton, Pennsylvania 19341
                                (484) 595-1500
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------

                             John J. Farrar, Ph.D.
                            Chief Executive Officer
                              Adolor Corporation
                            620 Pennsylvania Drive
                           Exton, Pennsylvania 19341
                                (484) 595-1500
 (Name, address including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                With Copies to:
                          James A. Lebovitz, Esquire
                         Stephen C. Costalas, Esquire
                                    Dechert
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                       Philadelphia, Pennsylvania 19103
                                (215) 994-4000

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

PROSPECTUS
--------------

4,452,542 Shares

[LOGO OF ADOLOR CORPORATION]

Common Stock
-------------------------------------------------------------------------------

   We have prepared this prospectus to allow the selling stockholders we identify herein to sell up to 4,452,542 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

   When we use the term "selling stockholders" in this prospectus, it includes donees, distributees, pledgees and other tranferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in "Selling Stockholders". If we are notified by a selling stockholder that a donee, distributee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

   Our common stock is listed on the Nasdaq National Market under the symbol "ADLR." On November 30, 2001, the average of the high and low price of our common stock was $15.025 per share.

   Investing in our common stock involves a high degree of risk. You should carefully consider certain "Risk Factors" in determining whether to buy any of our common stock. See page 2.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December   , 2001.

                               TABLE OF CONTENTS

Note Regarding Forward-Looking Statements...................................  ii
Prospectus Summary..........................................................   1
Risk Factors................................................................   2
Use of Proceeds.............................................................  11
Dividend Policy.............................................................  11
Description of Capital Stock................................................  12
Selling Stockholders........................................................  16
Plan of Distribution........................................................  17
Legal Matters...............................................................  19
Experts.....................................................................  19
Information Incorporated by Reference.......................................  19
Where You Can Find More Information.........................................  20

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS
-------------------------------------------------------------------------------

   This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including, among other matters, statements concerning our product development efforts, contained in this prospectus or in any document incorporated by reference herein or therein under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include statements about the following:

  . our product development efforts and the implications of their preliminary results;

  . the commercialization of our products, including the development of a sales and marketing force;

  . our intentions regarding the establishment of collaborations;

  . anticipated operating losses and capital expenditures;

  . anticipated regulatory filing dates and clinical trial initiation dates for our product candidates;

  . the status of regulatory approval for our product candidates; and

  . our intention to rely on third parties for manufacturing.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to discrepancies include, but are not limited to, those discussed elsewhere in this prospectus and the risks discussed in our other Securities and Exchange Commission filings, including our filings that are incorporated by reference herein.

   Market data and forecasts used in this prospectus or in any document incorporated by reference herein or therein, including, for example, estimates of the size and growth rates of the pain management market, have been obtained from independent industry sources. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

   The following discussion should be read in conjunction with our audited Consolidated Financial Statements and related Notes thereto which are incorporated by reference into this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should carefully read the entire prospectus and the documents incorporated by reference into this prospectus, especially the risks of investing in our common stock discussed under "Risk Factors," before making an investment decision.

Overview

   We are a therapeutic-based biopharmaceutical company. We discover, develop and plan to commercialize proprietary pharmaceutical products for the treatment of pain and the side effects that are caused by current pain treatments. We have a portfolio of small molecule product candidates that are in various stages of development ranging from preclinical studies to Phase I through Phase III clinical trials, as well as a number of preclinical product candidates in research and development. The majority of currently marketed therapeutics are small molecule drugs, which are easier and less costly to manufacture and administer to patients than large molecule drugs. Our analgesic product candidates are designed to treat moderate-to-severe pain and itch. Analgesics are used to reduce the perception of pain. We are also developing product candidates that are intended to reduce the most prevalent and severe side effects of morphine and other narcotics, such as opioid bowel dysfunction, post-operative bowel dysfunction, constipation, nausea and vomiting. We believe our product candidates should not exhibit the dose-limiting side effects of existing narcotic analgesics.

   Currently marketed narcotics cross the blood-brain barrier and enter the central nervous system. This can lead to certain side effects including sedation and addiction. Most of our product candidates target peripheral opioid receptors, which are pain relief receptors located outside of the central nervous system. Our proprietary technology focuses on the three opioid receptor types, mu, kappa and delta, located in the peripheral nervous system.

   Our drug discovery capabilities and pipeline of product candidates originate through a combination of internal research and development activities, in-licensed technologies and in-licensed product candidates. Our initial drug discovery and development activities focus on three aspects of pain management:

  . reversal or prevention of gastrointestinal effects of narcotic analgesics administered following surgical procedures or for the treatment of pain;

  . novel mu and kappa analgesics that act on peripheral opioid receptors and not in the central nervous system; and

  . narcotic analgesic products with significantly reduced side effects.

Our Strategy

   We plan to become the leader in discovering, developing and marketing proprietary pain management pharmaceuticals by:

  . pioneering the use of peripheral opioid receptors to discover new product candidates;

  . pursuing clinical indications that allow rapid demonstration of efficacy;

  . implementing a commercial strategy combining marketing alliances with our own sales organization;

  . managing risk by creating a portfolio of product candidates; and

  . developing non-addictive product candidates for the treatment of moderate-to-severe pain.

Corporate Information

   Our principal executive offices are located at 620 Pennsylvania Drive, Exton, Pennsylvania 19341. Our telephone number is (484) 595-1500. Our website is http://www.adolor.com. We do not intend the information found on our website to be a part of this prospectus.

                                 RISK FACTORS
-------------------------------------------------------------------------------

   You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations.

   The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. We have generated operating losses since we began operations in November 1994. We have been engaged in discovering and developing drugs since we began operations, which requires significant research and development expenditures. We have no products that have generated any revenue, and as of September 30, 2001, we had an accumulated deficit of approximately $83.0 million. Even if we succeed in developing a commercial product, we expect to incur losses for at least the next several years and expect that these losses will increase as we expand our research and development and sales and marketing activities. If the time required to generate product revenues and achieve profitability is longer than anticipated, we may be unable to continue our operations without additional funding.

Our operating history provides you with a limited basis on which to make an investment decision.

   Successfully commercializing any of our product candidates entails significant regulatory, manufacturing, sales and marketing, competitive and financing risks. So far our operations have been limited to organizing and staffing our company, conducting research and development to discover and develop drugs, and establishing strategic relationships we hope will enable us to successfully develop and market drugs on a commercial basis. These operations provide limited information for you to use in assessing our ability to commercialize our product candidates and the advisability of investing in our common stock.

Because our product candidates are in development, there is a high risk that further development and testing will demonstrate that our product candidates are not suitable for commercialization.

   We have no products that have received regulatory approval for commercial sale. All of our product candidates, including ADL 8-2698, ADL 2-1294 and ADL 10-0101, are in development, and we face the substantial risks of failure inherent in developing drugs based on new technologies.

   Our product candidates must satisfy rigorous standards of safety and efficacy before the United States Food and Drug Administration, or FDA, and foreign regulatory authorities will approve them for commercial use. We will need to conduct significant additional research, animal testing, or preclinical testing, and human testing, or clinical trials, to demonstrate the safety and efficacy of our product candidates to the satisfaction of the FDA and foreign regulatory authorities to obtain product approval.

   Preclinical testing and clinical development are long, expensive and uncertain processes. It may take us several years to complete our testing, and failure can occur at any stage of testing. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. We may suffer significant setbacks in advanced clinical trials, even after promising results in earlier trials. We may not be able to enroll a sufficient number of patients to complete our clinical trials in a timely manner. Based on results at any stage of clinical trials, we may decide to discontinue development of our product candidates.

   We do not know whether our existing or any future clinical trials will demonstrate sufficient safety and efficacy necessary to obtain the requisite regulatory approvals or will result in marketable products. Our failure to adequately demonstrate the safety and efficacy of our products under development will prevent receipt of FDA and foreign regulatory approvals and, ultimately, commercialization of our product candidates.

Because we are not certain we will obtain necessary regulatory approvals to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

   The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether we will obtain regulatory clearance for any product candidate we develop. We cannot market a pharmaceutical product in the United States until it has completed rigorous preclinical testing and clinical trials and the FDA's extensive regulatory clearance process. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources for research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. Since neither the FDA nor international regulatory authorities have approved peripherally restricted opioid analgesics or narcotic antagonist drugs for marketing, we do not know whether our research and clinical approaches to developing new products for the pain management market will lead to drugs that the FDA will consider safe and effective for indicated uses.

   Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an Investigational New Drug, or IND, application. Clinical trials are subject to oversight by institutional review boards and the FDA and:

  . must conform with the FDA's good laboratory practice regulations;

  . must meet requirements for institutional review board oversight;

  . must meet requirements for informed consent;

  . must meet requirements for good clinical practices;

  . are subject to continuing FDA oversight; and

  . may require large numbers of test subjects.

   We, or the FDA, may suspend clinical trials at any time if the subjects participating in the trials are exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of the trials.

   Before receiving FDA approval to market a product, we must demonstrate that the product candidate is safe and effective on the patient population that will be treated. If we fail to comply with applicable FDA or other applicable regulatory requirements, we could be subject to criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory actions against our product candidates or us. In addition, the federal Controlled Substances Act imposes significant restrictions, licensing and regulatory requirements on the manufacturing, distribution and dispensing of controlled substances. Therefore, we must determine whether the federal Drug Enforcement Agency would consider any product to be a controlled substance. We believe that it is unlikely that any of our product candidates other than those acting on the central nervous system will be subject to regulation as controlled substances.

We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

   Regulatory clearance that we may receive, if any, for a product candidate will be limited to those diseases and conditions for which we have demonstrated in clinical trials that the product candidate is safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

   Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our research efforts.

   We are a small company with approximately 120 employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists. Competition for personnel and academic collaborations is intense. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists, biologists and clinical development personnel. If we lose the services of any of these personnel, in particular, John J. Farrar, our President and Chief Executive Officer, it could impede significantly the achievement of our research and development objectives. The employment agreement that we have entered into with Dr. Farrar can be terminated at any time by him or us. Failure to negotiate additional acceptable collaborations with academic institutions and scientists, or lack of success with respect to our existing academic collaborations, may delay our product development programs. In addition, we will need to hire additional personnel and develop additional academic collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or maintain relationships.

The concept of developing peripherally restricted opioid analgesics and narcotic antagonist drugs is relatively new and may not lead to commercially successful drugs.

   Since there are no products on the market comparable to our product candidates, we do not have any historical or comparative sales data to rely upon to indicate that peripherally restricted opioid analgesic or narcotic antagonist drugs will achieve commercial success in the marketplace. Market acceptance of our product candidates will depend on a number of factors, including:

  . perceptions by members of the health care community, including physicians, of the safety and efficacy of our product candidates;

  . cost-effectiveness of our product candidates relative to competing products;

  . the availability of government or third-party payor reimbursement for our product candidates; and

  . the effectiveness of marketing and distribution efforts by us and our licensees and distributors.

   Other products that are currently sold for pain management are already recognized as safe and effective and have a history of successful sales in the United States and elsewhere. Our new products, if any, will be competing with drugs that have been approved by the FDA and have demonstrated commercial success in the United States and elsewhere.

Third parties are conducting or will conduct many of our product development activities and almost all of our manufacturing and marketing activities. If these third parties fail to perform these functions satisfactorily, our product development could be delayed.

   We rely, to a significant extent, on third parties to direct our research, to jointly conduct some research and preclinical testing functions and to manufacture certain of our product candidates. If any of these third parties breaches or terminates their agreement with us or otherwise fails to conduct their activities successfully and in a timely manner, their actions could delay or terminate the preclinical or clinical development or commercialization of the affected product candidates or research programs. We cannot control the amount and timing of resources these third parties devote to our programs or product candidates.

   Our corporate collaborators may determine not to proceed with one or more of our drug discovery and development programs. If one or more of our corporate collaborators reduces or terminates funding, we will have to devote additional internal resources to product development or scale back or terminate some development programs or seek alternative corporate collaborators.

   We may not be able to negotiate additional corporate collaborations on acceptable terms, if at all, and these collaborations may not have success. Our quarterly operating results may fluctuate significantly depending on the initiation of new corporate collaboration agreements or the termination of existing corporate collaboration agreements.

If we do not realize value from our retained commercialization rights, we may not achieve our commercial objectives.

   If we do not effectively exploit the commercialization rights we have retained, we may not achieve profitability. In most of our corporate collaborations, we have retained various commercialization rights for the development and marketing of pharmaceutical products, including rights for specific pharmaceutical indications or in specified geographical regions. We may take advantage of these currently retained rights directly or through collaborations with others. The value of these rights, if any, will largely derive from our ability, directly or with collaborators, to develop and commercialize drugs, the success of which is also uncertain. The exploitation of retained commercialization rights requires:

  . sufficient capital;

  . significant technological, product development, manufacturing and regulatory expertise and resources; and

  . marketing and sales personnel.

   We may not be able to develop or obtain these resources in sufficient quantity or at a sufficient quality level to achieve our objectives. We will need to rely on third parties for many of these resources. Our failure to establish and maintain relationships to obtain these services cost-effectively could materially reduce or eliminate our ability to realize value from our retained commercialization rights.

If we fail to obtain the capital necessary to fund our operations, we will be unable to develop products successfully.

   We expect that we will require significant additional financing in the future to fund operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders or to us. We have consumed substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, research and development activities and marketing.

   We believe that existing cash and investment securities and anticipated cash flow from existing collaborations will be sufficient to support our current operating plan through the third quarter of 2003. We have based this estimate on assumptions that may prove to be wrong. Our future capital requirements depend on many factors that affect our research, development, collaboration and sales and marketing activities.

   To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to continue developing our product candidates.

If our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates, that will reduce our commercial opportunities.

   Other companies have product candidates in clinical trials to treat each of the conditions for which we are seeking to discover and develop product candidates. These competing potential drugs may result in effective, commercially successful products. Even if our collaborators or we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Our competitors may succeed in developing products either that are more effective than those that we may develop, alone or with our collaborators, or that they market before we market any products we develop.

   Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts and universities and public and private research institutions. In addition, companies pursuing research in different but related fields represent substantial competition. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to:

  . attract qualified personnel;

  . attract parties for acquisitions, joint ventures or other collaborations;
    and

  . license the proprietary technology of institutions that is competitive with the technology we are practicing.

   The successful entrance by our competitors into partnering arrangements or license agreements with academic research institutions will preclude us from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find an acceptable substitute.

Companies and universities that have licensed product candidates to us for clinical development and marketing are sophisticated competitors that could develop similar products to compete with our products.

   Licensing product candidates from other companies, universities, or individuals does not prevent them from developing non-identical but competitive products for their own commercial purposes, nor from pursuing patent protection in areas that are competitive with us. The individuals who created these technologies are sophisticated scientists and business people who may continue to do research and development and seek patent protection in the same areas that led to the discovery of the product candidates that they licensed to us. The development and commercialization of successful new drugs from our research program is likely to attract additional research by our licensors and by other investigators who have experience in developing products for the pain management market. By virtue of the previous research that led to the discovery of the drugs or product candidates that they licensed to us, these companies, universities, or individuals may be able to develop and market competitive products in less time than might be required to develop a product with which they have no prior experience.

Our agreements with our collaborators may not generate as much revenue as we anticipate and may not generate any future revenue.

   In July 1999, we granted SB Pharmaco Puerto Rico Inc., an affiliate of GlaxoSmithKline, an exclusive license to develop and commercialize ADL 2-1294 for use in products designed to treat dermal pain and itch, muscle pain and joint pain in all countries other than South Korea and North Korea. In April 2000, we granted Santen Pharmaceutical Co., Ltd. an exclusive license to develop and commercialize ADL 2-1294 for the treatment of ophthalmic pain in all countries other than South Korea and North Korea. Assuming defined clinical and regulatory milestones are met and sales are achieved, the affiliate of GlaxoSmithKline and Santen have full control and authority over the development, registration and commercialization of their respective product candidates, subject to their obligations to use reasonable efforts to develop, obtain regulatory approval and market their product candidates, taking into account the prospect for these product candidates. As a result, we have no control over the further development of these product candidates. Under our agreements with the affiliate of GlaxoSmithKline and with Santen, each company has the right in some circumstances to co-promote products it develops, pursuant to the license we granted it with other partners. The affiliate of GlaxoSmithKline and Santen may each terminate its agreement at its discretion on a country by country basis or on a product by product basis upon written notice to us if they determine that circumstances do not warrant further development of the products. Also, if the affiliate of GlaxoSmithKline determines that payment of any of the agreed-upon milestones or royalties would make development of the product commercially infeasible, the affiliate of GlaxoSmithKline has the right to adjust those payments downwards. In November 1997, we entered into a license agreement with Kwang Dong Pharmaceutical Co., Ltd. relating to the development and commercialization in South Korea and North Korea of our product candidate ADL 2-1294 for the indication of topical dermal pain. We devoted significant internal efforts and expenditures to the development of a formulation for this indication. To date, we have not transferred sufficient technology under the license agreement to allow commercialization of ADL 2-1294 in South Korea and North Korea. As a result, we do not anticipate material revenues under the license agreement in the foreseeable future.

It is difficult and costly to protect our intellectual property rights, and we cannot ensure their protection.

   Our commercial success will depend in part on obtaining patent protection on our products and successfully defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims allowed in our patents or those of our collaborators.

   Others have filed and in the future are likely to file patent applications covering products and technologies that are similar, identical or competitive to ours. The patent office has informed us that others may have patent applications that may overlap with a patent application that we have in-licensed covering certain receptors. We cannot assure you that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us, nor that we or our licensor will not be involved in interference proceedings before the United States Patent and Trademark Office. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could subject us to potential liability for damages and require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. There has been, and we believe that there will continue to be, significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

   Although no third party has asserted a claim of infringement against us, we are aware of an issued patent that has expired for non-payment of a maintenance fee and that relates to methods of treatment of symptoms associated with the cold and flu. It is possible that the patent could be reinstated and that a claim could be asserted that certain ophthalmic uses of our ADL 2-1294 infringe this issued patent. Based on our investigations to date, including discussions with outside legal counsel, we do not believe that we infringe any valid and enforceable claims of the patent, although we have not received an opinion of patent counsel to that effect. If this patent is reinstated and is found to contain claims infringed by the use of our ADL 2-1294 product and such claims are ultimately found valid and enforceable, we may not be able to obtain a license at a reasonable cost, or at all. In that event, we would have to use an alternative method of delivery for ophthalmic products based on ADL 2-1294, which could materially reduce or eliminate the commercial viability of our ADL 2-1294 for ophthalmic uses.

   We rely on trade secrets to protect technology in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, we may not be able to protect adequately our trade secrets or other proprietary information.

   We are a party to various license agreements that give us rights to use specified technologies in our research and development processes. If we are not able to continue to license this technology on commercially reasonable terms, our product development and research may be delayed. In addition, we generally do not control the prosecution of in-licensed technology, and accordingly are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology. For example, the University of California, San Diego is prosecuting the patent for additional claims regarding the use of ADL 2-1294 for the treatment of inflammatory pain.

   Our research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, our ability to receive patent protection or protect our proprietary information may be imperiled.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our products and lose potential revenues.

   Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We will depend on our collaborators or third parties for the manufacture of compounds for preclinical, clinical and commercial purposes in their FDA-approved manufacturing facilities. Our products may be in competition with other products for access to these facilities and suitable alternatives may be unavailable. Consequently, our products may be subject to delays in manufacture if collaborators or outside contractors give other products greater priority than our products. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost-effective or timely manner. If the manufacture of these products is not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products, if any are approved, on a timely basis could be impaired or precluded. We may not be able to enter into necessary third-party manufacturing arrangements on acceptable terms, if at all. Our dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products, if any are approved, on a timely and competitive basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

   We currently have no sales, marketing or distribution capability. In order to commercialize products, if any are approved, we must internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. If we obtain FDA approval, we intend to market some products directly and rely on relationships with one or more pharmaceutical companies with established distributions systems and direct sales forces to market other products. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. We may not be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

   The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Cost control initiatives could decrease the price that any of our collaborators or we would receive for any products in the future and may impede patients' ability to obtain insurance. Further, cost control initiatives could adversely affect our collaborators' ability to commercialize our products, and our ability to realize royalties from this commercialization.

   Our ability to commercialize pharmaceutical products, alone or with collaborators, may depend in part on the extent to which reimbursement for the products will be available from:

  . government and health administration authorities;

  . private health insurers; and

  . other third-party payors.

If conflicts arise between our collaborators or advisors and us, they may act in their self-interest, which may be adverse to your best interests.

   If conflicts arise between us and our corporate or academic collaborators or scientific advisors, the other party may act in its self-interest and not in the interest of our stockholders. Some of our corporate or academic collaborators are conducting multiple product development efforts within each disease area that is the subject of the collaboration with us. Generally, in each of our collaborations, we have agreed not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or product candidates that are the subject of these collaborations. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawal of support for our product candidates.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may have to limit commercialization of our products.

   The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. Our corporate collaborators or we may not be able to obtain insurance at a reasonable cost, if at all. While under various circumstances our corporate collaborators will indemnify us against losses, indemnification may not be available or adequate should any claim arise.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

   Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Risks Related To This Offering

If our directors, officers and largest stockholders choose to act together, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

   Following completion of this offering, our directors, executive officers and principal stockholders and their affiliates will beneficially own approximately 45.16% of our common stock, based on their beneficial ownership as of October 31, 2001. Accordingly, they collectively may have the ability to determine the election of all our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

   Provisions of our amended and restated certificate of incorporation and restated by-laws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

   Our amended and restated certificate of incorporation provides for the Board of Directors to be divided into three classes, with the term of one such class expiring each year and we have eliminated the ability of the stockholders to consent in writing to the taking of any action pursuant to
Section 228 of the Delaware General Corporation Law.

   In addition, we adopted a shareholder rights plan designed to encourage parties seeking to acquire us to negotiate with and seek the approval of our Board of Directors.

Our stock price may be volatile, and your investment in our stock could decline in value.

   The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

  . announcements of technological innovations or new commercial products by our competitors or us;

  . developments concerning proprietary rights, including patents;

  . developments concerning our collaborations;

  . publicity regarding actual or potential medical results relating to products under development by our competitors or us;

  . regulatory developments in the United States and foreign countries;

  . litigation;

  . economic and other external factors or other disasters or crises; or

  . period-to-period fluctuations in our financial results.

   In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention and resources.

                                USE OF PROCEEDS
-------------------------------------------------------------------------------

   We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

                                DIVIDEND POLICY
-------------------------------------------------------------------------------

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain our future earnings, if any, to support the growth and development of our business and do not anticipate paying cash dividends for the foreseeable future.

                         DESCRIPTION OF CAPITAL STOCK
-------------------------------------------------------------------------------

General

   Our authorized capital stock consists of 99,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.01 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and restated bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

   As of October 31, 2001, there were 31,109,967 shares of our common stock outstanding. Upon completion of this offering, there will be an identical number of shares of common stock outstanding.

   The holders of our common stock are entitled to such dividends as our board of directors may declare from legally available funds. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future under the Delaware General Corporation Law, our certificate of incorporation or our bylaws.

   Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

   As of October 31, 2001, no shares of our preferred stock were outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

   The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

   Series A Junior Participating preferred stock. In February 2001, our board of directors adopted a shareholder rights plan designed to encourage parties seeking to acquire us to negotiate with and seek the approval of, our board of directors. In connection with the rights plan, the board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock outstanding on February 20, 2001 to the shareholders of record on that date. Each right entitles the registered holder to purchase one ten-thousandth of a share of Series A Junior Participating preferred stock, par value $0.01 per share, at a price of $155.00 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the share purchase rights are set forth in a rights agreement between Adolor and a rights agent, a copy of the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

   The board of directors is entitled to redeem the rights for $.00001 per right at any time prior to the occurrence of certain business combinations. If not redeemed, the rights will expire on February 19, 2011.

Registration Rights

   The holders of approximately 15,047,386 shares of our common stock may, under certain circumstances, require us to file a registration statement under the Securities Act. We are required to use our best efforts to effect the registration, subject to certain conditions and limitations. In addition, in the event that we propose to register any of our securities under the Securities Act, for our own account or the account of our other securityholders, we will send notice of the proposed registration to holders of the shares eligible for demand and piggy-back registration rights. Subject to certain conditions and limitations, these holders may elect to register their eligible shares. We sent such a notice in connection with the shares registered pursuant to this registration statement of which this prospectus is a part. Holders of shares of our common stock elected to register 1,452,542 shares on the registration statement of which this prospectus is a part. In addition, in the future if we are eligible to file a registration statement on Form S-3, additional holders of shares eligible for demand rights may register their common stock along with that registration. The expenses incurred in connection with such registrations will be borne by us, except that we will pay expenses of only one registration on Form S-3 at a holder's request per year.

Options

   As of October 31, 2001, options to purchase a total of 1,856,179 shares of common stock were outstanding at a weighted average exercise price of $8.40. Options to purchase a total of 4,550,000 shares of common stock are reserved under the Amended and Restated 1994 Equity Compensation Plan.

Anti-takeover provisions

Section 203 of the Delaware General Corporation Law; Certain Anti Takeover, Limited Liability and Indemnification Provisions

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

  . our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

  . upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

   Section 203 defines a "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

Board of Directors

   Our certificate of incorporation provides for the Board of Directors to be divided into three classes, with the term of one such class expiring each year. Our certificate of incorporation and bylaws provide that our Board of Directors has the authority to determine the number of directors to constitute the Board. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our Board of Directors to elect additional directors under specified circumstances and fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

Shareholder Rights Plan

   In February 2001, our Board of Directors adopted a shareholder rights plan designed to encourage parties seeking to acquire us to negotiate with and seek the approval of our board of directors. In connection with the rights plan, the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of common stock outstanding on February 20, 2001 to the stockholders of record on that date. Each right entitles the registered holder to purchase one ten-thousandth of a share of Series A Junior Participating preferred stock, par value $0.01 per share, at a price of $155.00 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the share purchase rights are set forth in a rights agreement between Adolor and a rights agent, a copy of the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

   The Board of Directors are entitled to redeem the rights for $.00001 per right at any time prior to the occurrence of certain business combinations. If not redeemed, the rights will expire on February 19, 2011.

   We cannot redeem the preferred shares purchasable upon exercise of the rights. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $100 per share but will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a preferential liquidation payment of $100 per share but will also be entitled to receive, in the aggregate, a liquidation payment equal to 10,000 times the payment made per share of common stock. Each preferred share will have 10,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock is exchanged for or converted into other stock or securities, cash or other property, each share of preferred stock would be entitled to receive 10,000 times the amount received per share of common stock. Finally, the preferred stock issuable upon exercise of the rights will be non-redeemable and would rank junior to any other series of our preferred stock (except any other outstanding preferred stock associated with a rights plan maintained by us). These rights are subject to adjustment in the event of a stock dividend on the common stock or a subdivision, combination or consolidation of the common stock.

   In the event any person becomes the beneficial owner of 15% or more of our outstanding common stock, each holder of a share purchase right shall thereafter have a right to receive, upon exercise thereof at the then current aggregate exercise price, in lieu of preferred shares, such number of shares of our common stock having a current aggregate market price equal to twice the current aggregate exercise price.

   In the event that at any time after there is a beneficial owner of 15% or more of our outstanding common stock, we are acquired in certain mergers or other business combination transactions or 50% or more of our assets or earning power and our subsidiaries, taken as a whole, are sold, holders of the rights will thereafter have the right to receive, upon exercise thereof at the then current aggregate exercise price, such number of shares of common stock of the acquiring company or, in certain cases, one of its affiliates, having a current aggregate market price equal to twice the current aggregate exercise price.

   The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by the Board of Directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board because the Board of Directors may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of the outstanding common stock.

Indemnification

   There are, in our certificate of incorporation and bylaws, provisions to
(i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

By-laws

   Our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our Board of Directors by a vote of a majority of all directors in office, without the assent or vote of our stockholders, or by the affirmative vote of the holders of a majority of the outstanding shares of voting securities.

Written Consent of Stockholders

   Under provisions of the Delaware General Corporation Law, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing setting forth the action so taken are signed by holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to us. Our certificate of incorporation does not permit our stockholders to consent in writing to the taking of any action. Under our bylaws, a special meeting of stockholders may be called by the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is StockTrans, Inc. The Transfer Agent's address is 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, and its telephone number is (610) 649-7300.

                             SELLING STOCKHOLDERS
-------------------------------------------------------------------------------

   We sold 3,000,000 shares of our common stock to certain selling stockholders in a private placement transaction on May 30, 2001 at a price of $20.00 per share. In connection with the sale, we agreed to file a registration statement providing for resale of the shares as described in this prospectus. Pursuant to certain piggyback registration rights, holders of an additional 1,452,542 shares of our common stock elected to register those shares on the registration statement of which this prospectus is a part. As of October 31, 2001, the selling stockholders were the holders of 6,468,114 shares of our common stock.

   The following table provides certain information with respect to shares of common stock held and to be offered under this prospectus from time to time by each selling stockholder. Because the selling stockholders may sell all, part or none of their common stock pursuant to this prospectus, and this offering is not being underwritten, only an estimate can be given as to the number and percentage of shares of common stock that will be held by each selling stockholder upon termination of this offering.

   We have agreed to pay for all costs and expenses related to the offer, sale and delivery of the shares of common stock to be offered under this prospectus, including all expenses and fees of preparing, filing and printing this prospectus and the registration statement of which it is a part and related exhibits, amendments and supplements and related mailing expenses. We will not pay selling commissions and expenses associated with the sale of any shares of common stock offered under this prospectus. We have agreed to indemnify certain of the selling stockholders against claims made against them arising out of, among other things, statements made in this registration statement. We have agreed to cause this registration statement to remain effective until the earlier of: (i) May 30, 2003, (ii) the date on which the selling stockholders listed below may sell all the shares registered under this registration statement without restriction by the volume limitations of Rule 144(e) of the Securities Act, or (iii) the date on which the shares owned by the selling stockholders listed in the following table have been sold.

   Except as disclosed in this paragraph, we are not aware of any material relationship between any of the selling stockholders and us in the past three years other than as a result of the ownership of the shares of our common stock. In July 1999, we issued 2,500,000 shares of series F mandatorily redeemable convertible preferred stock and a warrant to purchase shares of series F preferred stock convertible into an aggregate of 125,000 shares of common stock to S.R. One Limited. On the closing of the initial public offering, these shares of series F preferred stock automatically converted into 525,000 shares of common stock. In January 2000, we issued an aggregate of 12,306,000 shares of series G mandatorily redeemable convertible preferred stock, of which we issued 750,000 shares of series G preferred stock to S.R. One Limited. On the closing of the initial public offering, these shares of series G preferred stock automatically converted into 150,000 shares of common stock. In July 2000, we issued an aggregate of 23,921,425 shares of series H mandatorily redeemable convertible preferred stock, of which we issued 1,960,784 shares of series H preferred stock to Lombard Odier & Cie, 4,248,366 shares of series H preferred stock to DLJ Capital Corporation and its affiliates and 65,359 shares of series H preferred stock to S.R. One Limited. On the closing of the initial public offering, those shares of series H preferred stock automatically converted into 692,156, 849,673 and 13,071 shares of common stock, respectively. Pursuant to an investor rights agreement, we agreed to register 25,000, 392,156 and 849,673 shares of common stock owned by S.R. One Limited, Lombard Odier & Cie and DLJ Capital Corporation and its affiliates, respectively, in the registration statement of which this prospectus is a part.

                              Number of Shares Number of Shares Number of Shares
                               Owned Prior to    Sold in the    Owned After the
Name of Selling Stockholder     the Offering       Offering         Offering
---------------------------   ---------------- ---------------- ----------------
Biotech Target S.A..........     2,002,500          650,000        1,352,500(1)
Caduceus Capital II, LP.....        82,000           82,000                0
PW Encalyptus Fund, LLC.....       176,000          176,000                0
PW Encalyptus Fund, Ltd.....        18,000           18,000                0
Winchester Global Trust
 Company Limited, as trustee
 for Caduceus Capital
 Trust......................       144,000          144,000                0
Eaton Vance Worldwide Health
 Services...................       380,000          380,000                0
Lombard Odier & Cie.........       692,156          692,156                0
DLJ ESC II, L.P.............       119,231          119,231                0
Sprout Entrepreneurs Fund,
 L.P........................        10,832           10,832                0
Sprout Capital IX, L.P......     1,944,572        1,944,572                0
DLJ Capital Corp............        25,038           25,038                0
S.R. One Limited............       688,072           25,000          663,072(2)
Sonz/Adolor Fund LP.........        71,428           71,428                0
Sonz Partners LP............       114,285          114,285                0

-------------------
(1) After the offering, Biotech Target S.A. is expected to own approximately 4.35% of our outstanding shares of common stock.
(2) After the offering, S.R. One Limited is expected to own approximately 2.13% of our outstanding shares of common stock.

                             PLAN OF DISTRIBUTION
-------------------------------------------------------------------------------

   The selling stockholders may sell the shares of common stock from time to time. When we use the term "selling stockholders" in this prospectus, it includes donees, distributees, pledgees and other tranferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in "Selling Stockholders". If we are notified by a selling stockholder that a donee, distributee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on the Nasdaq National Market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, at fixed prices or in privately negotiated transactions. The selling stockholders may use one or more of the following methods to sell the shares of common stock:

  . a block trade in which a selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

  . a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

  . an exchange or over-the-counter distribution in accordance with the rules of the applicable exchange or Nasdaq; and

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers.

   The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

   In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. To the extent required, this Prospectus will be amended and supplemented from time to time to describe a specific plan of distribution.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of section 2(a)(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholders may be deemed "underwriters" within the meaning of section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

   Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS
-------------------------------------------------------------------------------

   The validity of our common stock offered hereby will be passed upon for us by Dechert, Philadelphia, Pennsylvania. As of October 31, 2001, Dechert beneficially owned 37,697 shares of our common stock, and attorneys associated with Dechert who provided legal advice in connection with this offering beneficially owned an aggregate of 15,866 shares of our common stock.

                                    EXPERTS
-------------------------------------------------------------------------------

   The consolidated financial statements of Adolor Corporation and subsidiary, a development stage company, as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, which are incorporated by reference in this prospectus and elsewhere in the registration statement, are incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                     INFORMATION INCORPORATED BY REFERENCE
-------------------------------------------------------------------------------

   The Commission allows us to "incorporate by reference" the information in certain of our publicly-filed documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the Commission after the date of this prospectus will automatically update and supercede previously filed information, including information contained in this prospectus.

   We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed or until we terminate the effectiveness of this registration statement:

    (1) Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001.

    (2) Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 14, 2001.

    (3) Current Report on Form 8-K, filed on June 13, 2001.

    (4) Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2001, filed on May 17, 2001.

    (5) Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 14, 2001.

    (6) Definitive Proxy Statement, filed on April 16, 2001.

    (7) Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 2, 2001.

    (8) Our Registration Statement on Form 8-A, filed on February 22, 2001.

   You may request a free copy of these documents by writing to Investor Relations, Adolor Corporation, 620 Pennsylvania Drive, Exton, Pennsylvania 19341, or by calling our Investor Relations department at (484) 595-1500.

                      WHERE YOU CAN FIND MORE INFORMATION
-------------------------------------------------------------------------------

   We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and special reports, proxy statements, and other information with the Commission. We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Adolor and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

   Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Documents we have filed can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                4,452,542 Shares

                          [LOGO OF ADOLOR CORPORATION]

                                  Common Stock

                                   PROSPECTUS


                               December    , 2001

                                    PART II

                    Information not required in prospectus
-------------------------------------------------------------------------------

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The expenses to be paid by Adolor Corporation in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                       Amount
Securities and Exchange Commission Registration Fee.................. $ 26,500
Nasdaq National Market Listing Fee...................................   17,500
Accounting Fees and Expenses.........................................   60,000
Blue Sky Fees and Expenses...........................................    1,000
Legal Fees and Expenses..............................................  150,000
Transfer Agent and Registrar Fees and Expenses.......................      500
Printing and Engraving Expenses......................................   10,000
Miscellaneous Fees and Expenses......................................    2,000
                                                                      --------
  Total.............................................................. $267,500*
                                                                      ========

---------------------
* All amounts are estimated except for the SEC fee and the Nasdaq National Market fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Under Section 145 of the General Corporate Law of the State of Delaware, Adolor Corporation has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Adolor Corporation's restated bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

   Adolor Corporation's amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Adolor Corporation and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Adolor Corporation, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   Adolor Corporation has obtained a policy of directors' and officers' liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:

   The following is a list of exhibits required by Item 601 of Regulation S-K filed as part of this Report. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated in parentheses.

 Exhibit
 Number  Description
 ------- -----------
 3.1     Amended and Restated Certificate of Incorporation of Adolor
         (incorporated by reference to Exhibit 3.1 to the Report on Form 10-Q filed by the Company on August 14, 2001).

 3.2 Restated Bylaws of Adolor (incorporated by reference to Exhibit 3.2 to the Report on Form 10-Q filed by the Company on May 14, 2001).

 3.3     Certificate of Designation, Preferences and Rights of Series A Junior
         Participating Preferred Stock of Adolor (incorporated by reference to
         Exhibit 3.3 to the Report on Form 10-Q filed by the Company on May 14,
         2001).

 4.1     Series A Convertible Preferred Stock Purchase Agreement among Opian
         Pharmaceuticals, Inc. and the parties set forth therein, dated
         November 7, 1994 (incorporated by reference to Exhibit 4.1 to the
         Registration Statement filed by the Company on February 8, 2000
         (Registration No. 333-96333)).

 4.2 Series B Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated March 1, 1996 (incorporated by reference to Exhibit 4.2 to the Registration Statement filed by the Company on February 8, 2000).

 4.3 Series C Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated March 1, 1997 (incorporated by reference to Exhibit 4.3 to the Registration Statement filed by the Company on February 8, 2000).

 4.4     Stock Purchase Agreement between Adolor and Kwang Dong Pharmaceutical
         Company, dated November 5, 1997 (incorporated by reference to Exhibit
         4.4 to the Registration Statement filed by the Company on February 8,
         2000).

 4.5 Series E Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated December 8, 1998
         (incorporated by reference to Exhibit 4.5 to the Registration
         Statement filed by the Company on February 8, 2000).

 4.6 Series F Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated July 26, 1999 (incorporated by reference to Exhibit 4.6 to the Registration Statement filed by the Company on February 8, 2000).

 4.7 Series G Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated January 10, 2000
         (incorporated by reference to Exhibit 4.7 to the Registration
         Statement filed by the Company on February 8, 2000).

 4.8 Registration Rights Agreement among Opian Pharmaceuticals, Inc. and the parties set forth therein, dated November 4, 1994 (incorporated by reference to Exhibit 4.8 to the Registration Statement filed by the Company on February 8, 2000).

 4.9 Amendment No. 1 to Registration Rights Agreement among Adolor and the parties set forth therein, dated February 27, 1996 (incorporated by reference to Exhibit 4.9 to the Registration Statement filed by the Company on February 8, 2000).

 4.10 Amendment No. 2 to Registration Rights Agreement among Adolor and the parties set forth therein, dated May 1, 1997 (incorporated by reference to Exhibit 4.10 to the Registration Statement filed by the Company on February 8, 2000).

 Exhibit
 Number  Description
 ------- -----------
  4.11   Amendment No. 3 to Registration Rights Agreement among Adolor and the parties set forth therein, dated December 8, 1998 (incorporated by reference to Exhibit 4.11 to the Registration Statement filed by the
         Company on February 8, 2000).

  4.12 Amendment No. 4 to Registration Rights Agreement among Adolor and the parties set forth therein, dated July 26, 1999 (incorporated by reference to Exhibit 4.12 to the Registration Statement filed by the Company on February 8, 2000).

  4.13 Amendment No. 5 to Registration Rights Agreement among Adolor and the parties set forth therein, dated January 10, 2000 (incorporated by reference to Exhibit 4.13 to the Registration Statement filed by the Company on February 8, 2000).

  4.14   Form of Common Stock Certificate (incorporated by reference to Exhibit
         4.14 to Amendment No. 3 to the Registration Statement filed by the Company on March 21, 2000).

  4.15 Series H Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated July 6, 2000 (incorporated by reference to Exhibit 4.15 to Amendment No. 8 to the Registration
         Statement filed by the Company on October 23, 2000).

  4.16 Amendment No. 6 to Registration Rights Agreement among Adolor and the parties set forth therein, dated June 29, 2000 (incorporated by reference to Exhibit 4.16 to Amendment No. 8 to the Registration
         Statement filed by the Company on October 23, 2000).

  4.17   Rights Agreement, dated as of February 20, 2001, between Adolor and
         StockTrans, Inc., as Rights Agent (incorporated by reference to
         Exhibit 1.1 to Form 8-K filed by the Company on February 23, 2001), which includes as Exhibit B thereto the Form of Rights Certificate).

  4.18 Form of Stock Purchase Agreement among Adolor and the parties set forth therein, dated May 30, 2001 (incorporated by reference to Exhibit 4.18 to the Registration Statement filed by the Company on June 29, 2001 (Registration No. 333-64298)).

  5.1    Opinion of Dechert (incorporated by reference to Exhibit 5.1 to
         Amendment No. 1 to the Registration Statement filed by the Company on July 20, 2001).

 10.1    Form of Amended and Restated 1994 Equity Compensation Plan
         (incorporated by reference to Exhibit 10.1 to Report on Form 10-Q filed by the Company on August 14, 2001).

 10.2    Option and License Agreement between Adolor and Roberts Laboratories,
         Inc., dated June 10, 1998 (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement filed by the Company on February 18, 2000).*

 10.3    License Agreement between Adolor and Kwang Dong Pharmaceutical
         Company, dated November 5, 1997 (incorporated by reference to Exhibit
         10.2 to Amendment No. 1 to the Registration Statement filed by the Company on February 18, 2000).*

 10.4 License Agreement between Adolor and SB Pharmaco Puerto Rico Inc., dated July 26, 1999 (incorporated by reference to Exhibit 10.4 to
         Amendment No. 3 to the Registration Statement filed by the Company on March 21, 2000).*

 10.5    Development and License Agreement between Adolor and Santen
         Pharmaceutical Co., Ltd., dated April 25, 2000 (incorporated by reference to Exhibit 10.5 to Amendment No. 10 to the Registration
         Statement filed by the Company on November 9, 2000).*

 10.6    Sublease Agreement between Adolor and Environ Products, Inc., dated
         October 11, 2000 (incorporated by reference to Exhibit 10.6 to
         Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.7    Letter Agreement between Opian Pharmaceuticals, Inc. and John J.
         Farrar, dated October 9, 1994 (incorporated by reference to Exhibit
         10.7 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 Exhibit
 Number  Description
 ------- -----------

 10.8    Letter Agreement between Adolor and Alan L. Maycock dated January 6,
         1995 (incorporated by reference to Exhibit 10.8 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.9    Letter Agreement between Adolor and Peter J. Schied dated April 23,
         1997 (incorporated by reference to Exhibit 10.9 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.10   Letter Agreement between Adolor and Andrew Reddick dated March 27,
         2000 (incorporated by reference to Exhibit 10.10 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.11   Agreement between Adolor and Randall L. Carpenter dated September 14,
         2000 (incorporated by reference to Exhibit 10.11 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.12 Letter Agreement between Adolor and Pacific Growth Equities, Inc., dated May 2, 2000 (incorporated by reference to Exhibit 10.12 to
         Amendment No. 9 to the Registration Statement filed by the Company on November 8, 2000).

 23.1    Consent of KPMG LLP.**

 23.2 Consent of Dechert (included in Exhibit 5.1) (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registration
         Statement filed by the Company on July 20, 2001).

 24.1    Power of Attorney.**

---------------------
 * Confidential Treatment Granted.
** Filed herewith.

ITEM 17. UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

   B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Undertaking in Respect of Indemnification.

   Insofar as indemnification for liabilities arises under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion if its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   D. Undertaking in Respect of 430A.

   The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 3rd day of December, 2001.

                                          ADOLOR CORPORATION

                                                    /s/ John J. Farrar
                                          By:  ________________________________
                                             John J. Farrar
                                             President, Chief Executive
                                              Officer and Director

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

            Signature                             Title                       Date
            ---------                             -----                       ----
       /s/ John J. Farrar          President, Chief Executive Officer   December 3, 2001
_________________________________   and Director (Principal Executive
         John J. Farrar             Officer)

       /s/ Peter J. Schied         Vice President, Chief Financial      December 3, 2001
_________________________________   Officer and Secretary (Principal
         Peter J. Schied            Financial Officer)

               **                  Director                             December 3, 2001
_________________________________
         Ellen M. Feeney

                *                  Director                             December 3, 2001
_________________________________
          Paul Goddard

                *                  Director                             December 3, 2001
_________________________________
         David M. Madden

                *                  Director                             December 3, 2001
_________________________________
         Claude H. Nash

                *                  Director                             December 3, 2001
_________________________________
        Robert T. Nelsen

 * Peter J. Schied, pursuant to a Power of Attorney executed by each of the directors and officers noted above and included in the signature page of the initial filing of this Registration Statement, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 2 to the Registration Statement on behalf of each of the persons noted above, in the capacities indicated, and does hereby sign and execute this Post-Effective Amendment No. 2 to the Registration Statement on his own behalf, in the capacities indicated.
** Peter J. Schied, pursuant to a Power of Attorney executed by Ellen M.
   Feeney and included as an exhibit to this Post-Effective Amendment No. 2 to the Registration Statement, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 2 to the Registration Statement on behalf of Ellen M. Feeney, in her capacity as a director.

                                 Exhibit Index
--------------------------------------------------------------------------------

 Exhibit
 Number  Description
 ------- -----------
  3.1    Amended and Restated Certificate of Incorporation of Adolor
         (incorporated by reference to Exhibit 3.1 to the Report on Form 10-Q filed by the Company on August 14, 2001).

  3.2 Restated Bylaws of Adolor (incorporated by reference to Exhibit 3.2 to the Report on Form 10-Q filed by the Company on May 14, 2001).

  3.3    Certificate of Designation, Preferences and Rights of Series A Junior
         Participating Preferred Stock of Adolor (incorporated by reference to
         Exhibit 3.3 to the Report on Form 10-Q filed by the Company on May 14,
         2001).

  4.1    Series A Convertible Preferred Stock Purchase Agreement among Opian
         Pharmaceuticals, Inc. and the parties set forth therein, dated
         November 7, 1994 (incorporated by reference to Exhibit 4.1 to the
         Registration Statement filed by the Company on February 8, 2000
         (Registration No. 333-96333)).

  4.2 Series B Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated March 1, 1996 (incorporated by reference to Exhibit 4.2 to the Registration Statement filed by the Company on February 8, 2000).

  4.3 Series C Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated March 1, 1997 (incorporated by reference to Exhibit 4.3 to the Registration Statement filed by the Company on February 8, 2000).

  4.4    Stock Purchase Agreement between Adolor and Kwang Dong Pharmaceutical
         Company, dated November 5, 1997 (incorporated by reference to Exhibit
         4.4 to the Registration Statement filed by the Company on February 8,
         2000).

  4.5 Series E Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated December 8, 1998
         (incorporated by reference to Exhibit 4.5 to the Registration
         Statement filed by the Company on February 8, 2000).

  4.6 Series F Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated July 26, 1999 (incorporated by reference to Exhibit 4.6 to the Registration Statement filed by the Company on February 8, 2000).

  4.7 Series G Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated January 10, 2000
         (incorporated by reference to Exhibit 4.7 to the Registration
         Statement filed by the Company on February 8, 2000).

  4.8 Registration Rights Agreement among Opian Pharmaceuticals, Inc. and the parties set forth therein, dated November 4, 1994 (incorporated by reference to Exhibit 4.8 to the Registration Statement filed by the Company on February 8, 2000).

  4.9 Amendment No. 1 to Registration Rights Agreement among Adolor and the parties set forth therein, dated February 27, 1996 (incorporated by reference to Exhibit 4.9 to the Registration Statement filed by the Company on February 8, 2000).

  4.10 Amendment No. 2 to Registration Rights Agreement among Adolor and the parties set forth therein, dated May 1, 1997 (incorporated by reference to Exhibit 4.10 to the Registration Statement filed by the Company on February 8, 2000).

  4.11 Amendment No. 3 to Registration Rights Agreement among Adolor and the parties set forth therein, dated December 8, 1998 (incorporated by reference to Exhibit 4.11 to the Registration Statement filed by the Company on February 8, 2000).

  4.12 Amendment No. 4 to Registration Rights Agreement among Adolor and the parties set forth therein, dated July 26, 1999 (incorporated by reference to Exhibit 4.12 to the Registration Statement filed by the Company on February 8, 2000).


 Exhibit
 Number  Description
 ------- -----------
  4.13   Amendment No. 5 to Registration Rights Agreement among Adolor and the parties set forth therein, dated January 10, 2000 (incorporated by reference to Exhibit 4.13 to the Registration Statement filed by the
         Company on February 8, 2000).

  4.14   Form of Common Stock Certificate (incorporated by reference to Exhibit
         4.14 to Amendment No. 3 to the Registration Statement filed by the Company on March 21, 2000).

  4.15 Series H Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated July 6, 2000 (incorporated by reference to Exhibit 4.15 to Amendment No. 8 to the Registration
         Statement filed by the Company on October 23, 2000).

  4.16 Amendment No. 6 to Registration Rights Agreement among Adolor and the parties set forth therein, dated June 29, 2000 (incorporated by reference to Exhibit 4.16 to Amendment No. 8 to the Registration
         Statement filed by the Company on October 23, 2000).

  4.17   Rights Agreement, dated as of February 20, 2001, between Adolor and
         StockTrans, Inc., as Rights Agent (incorporated by reference to
         Exhibit 1.1 to Form 8-K filed by the Company on February 23, 2001), which includes as Exhibit B thereto the Form of Rights Certificate).

  4.18 Form of Stock Purchase Agreement among Adolor and the parties set forth therein, dated May 30, 2001 (incorporated by reference to Exhibit 4.18 to the Registration Statement filed by the Company on June 29, 2001 (Registration No. 333-64298)).

  5.1    Opinion of Dechert (incorporated by reference to Exhibit 5.1 to
         Amendment No. 1 to the Registration Statement filed by the Company on July 20, 2001).

 10.1    Form of Amended and Restated 1994 Equity Compensation Plan
         (incorporated by reference to Exhibit 10.1 to Report on Form 10-Q filed by the Company on August 14, 2001).

 10.2    Option and License Agreement between Adolor and Roberts Laboratories,
         Inc., dated June 10, 1998 (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement filed by the Company on February 18, 2000).*

 10.3    License Agreement between Adolor and Kwang Dong Pharmaceutical
         Company, dated November 5, 1997 (incorporated by reference to Exhibit
         10.2 to Amendment No. 1 to the Registration Statement filed by the Company on February 18, 2000).*

 10.4 License Agreement between Adolor and SB Pharmaco Puerto Rico Inc., dated July 26, 1999 (incorporated by reference to Exhibit 10.4 to
         Amendment No. 3 to the Registration Statement filed by the Company on March 21, 2000).*

 10.5    Development and License Agreement between Adolor and Santen
         Pharmaceutical Co., Ltd., dated April 25, 2000 (incorporated by reference to Exhibit 10.5 to Amendment No. 10 to the Registration
         Statement filed by the Company on November 9, 2000).*

 10.6    Sublease Agreement between Adolor and Environ Products, Inc., dated
         October 11, 2000 (incorporated by reference to Exhibit 10.6 to
         Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.7    Letter Agreement between Opian Pharmaceuticals, Inc. and John J.
         Farrar, dated October 9, 1994 (incorporated by reference to Exhibit
         10.7 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.8    Letter Agreement between Adolor and Alan L. Maycock dated January 6,
         1995 (incorporated by reference to Exhibit 10.8 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.9    Letter Agreement between Adolor and Peter J. Schied dated April 23,
         1997 (incorporated by reference to Exhibit 10.9 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).


 Exhibit
 Number  Description
 ------- -----------
 10.10   Letter Agreement between Adolor and Andrew Reddick dated March 27,
         2000 (incorporated by reference to Exhibit 10.10 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.11   Agreement between Adolor and Randall L. Carpenter dated September 14,
         2000 (incorporated by reference to Exhibit 10.11 to Amendment No. 8 to the Registration Statement filed by the Company on October 23, 2000).

 10.12 Letter Agreement between Adolor and Pacific Growth Equities, Inc., dated May 2, 2000 (incorporated by reference to Exhibit 10.12 to
         Amendment No. 9 to the Registration Statement filed by the Company on November 8, 2000).

 23.1    Consent of KPMG LLP.**

 23.2 Consent of Dechert (included in Exhibit 5.1) (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registration
         Statement filed by the Company on July 20, 2001.)

 24.1    Power of Attorney.**

---------------------
 * Confidential Treatment Granted.
** Filed herewith.